                                                                  EXHIBIT (b)(2)


                                 June 27, 1998



Fremont Acquisition Company III, LLC
50 Fremont Street, Suite 3700
San Francisco, CA  94105
Attention:     Mr. Mark N. Williamson

Re:  Global Motorsport Group, Inc. - Engagement Letter
     -------------------------------------------------

Ladies and Gentlemen:

You have advised BT Alex. Brown Incorporated ("BT Alex. Brown") and BancAmerica Robertson Stephens ("BancAmerica Robertson Stephens") that Fremont Acquisition Company III, LLC and certain of its affiliates (collectively, "Fremont"), together with certain other investors satisfactory to us (Fremont and such other investors being herein collectively referred to as the "New Investor Group"), intend to invest in a leveraged recapitalization transaction (the "Recapitalization") involving Global Motorsport Group, Inc. ("GMG"). We understand that the Recapitalization will be accomplished through the repurchase by GMG, pursuant to a self tender offer (the "Tender Offer"), of all of its shares of common stock (including options), other than approximately 8% of its outstanding shares of common stock (the "Rollover Shares") to be retained by existing stockholders of GMG (the "Rollover Shareholders"), for a maximum aggregate repurchase price of $106.0 million; provided that if less than 92% of
                                              --------
GMG's outstanding common stock is acquired in connection with such repurchase, the remaining shares of common stock of GMG (other than Rollover Shares held by certain members of GMG's management) may be converted, in a merger ("the Merger") following such repurchase, into the right to receive cash and common stock of GMG (the "Merger Consideration"). The Recapitalization will be accomplished pursuant to an Agreement and Plan of Merger dated as of June 28, 1998, by and among Fremont Acquisition Company, III, LLC, Global Acquisition Corp., and GMG (the "Recapitalization Agreement"). In connection with the Recapitalization, GMG will contribute all of its assets to a newly formed wholly-owned subsidiary (the "Borrower"), and GMG will remain the direct parent of the Borrower (in such capacity sometimes referred to herein as "Holdings"). Upon consummation of the Tender Offer, Fremont will own, directly or indirectly, not less than 51% of the common stock of Holdings and, in any event, sufficient common stock to cause the Merger to occur, and Holdings will own 100% of the capital stock of the Borrower. Upon consummation of the Merger, Fremont will own, directly or indirectly, not less than 85% of the common stock of Holdings.

The remaining shares of Holdings' common stock will be owned by the Rollover Shareholders.

     You have also advised us that, in connection with the Recapitalization:

     (a) Fremont will invest $58.0 million in cash in GMG, resulting in Fremont owning all the common equity of GMG, other than the Rollover Shares (the "Common Equity Securities"). The Rollover Shareholders will retain the Rollover Shares valued at $9.6 million.

     (b) Upon the purchase of shares pursuant to the Tender Offer, GMG will contribute all of its assets to the Borrower.

     (c) GMG will issue zero coupon discount notes (the "Holdings Securities") in an aggregate principal amount which would result in gross proceeds of not less than $25.0 million on the date of issuance.

     (d) The Borrower will obtain new senior secured credit facilities in an aggregate principal amount of up to $55.0 million (the "Credit Facility") pursuant to the definitive documents evidencing the Credit Facility and all related collateral and guarantees (collectively, the "Bank Documents") and will distribute $25.0 million of the proceeds of the Credit Facility to GMG.

     (e) The Borrower will issue $80.0 million of new senior unsecured debt securities (the "Borrower Securities") and will distribute the proceeds of the Borrower Securities to GMG.

     (f) GMG will apply the equity investment made in it by Fremont, the gross proceeds of the Holdings Securities, $25.0 million of the proceeds of the Credit Facility and the proceeds of the Borrower Securities for the purposes set forth in clauses (g) and (h) below and to repurchase all of GMG's shares of common stock (including options, net of option proceeds), other than the Rollover Shares, and pay Merger Consideration, at a purchase price per share not to exceed $21.75, and in an aggregate amount that, together with the cash Merger Consideration, will not exceed $106.00 million.

     (g) GMG will also refinance approximately $59.3 million of indebtedness under its existing credit agreement and existing mortgage and other indebtedness.

     (h) Fees and expenses incurred in connection with the Transactions (as defined below) will be paid in an approximate aggregate amount of $16.2 million.

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

The foregoing transactions, collectively with the Recapitalization, are referred to herein as the "Transactions". Upon consummation of the Transactions, none of the existing indebtedness of GMG and its subsidiaries will remain outstanding. You have further advised us that the Credit Facility will consist of a $25.0 million term loan facility to be used in connection with the Transactions and a $30.0 million revolving credit facility to be used in connection with the Transactions and to provide for the working capital requirements, letters of credit and other corporate purposes of the Borrower and its subsidiaries upon consummation of the Recapitalization.

You have asked BT Alex. Brown and BancAmerica Robertson Stephens to assist you, GMG and the Borrower, as exclusive placement agents, in raising a portion of the funds required to consummate the Recapitalization through the sale or placement of the Borrower Securities and the Holdings Securities.

The purpose of this engagement letter (this "Engagement Letter") is to confirm the engagement by you of BT Alex. Brown and BancAmerica Robertson Stephens as exclusive placement agents in connection with the issuance or sale (whether pursuant to a public offering or a private placement) of the Borrower Securities and the Holdings Securities for cash in connection with the Recapitalization.

1.   Retention.  You hereby retain BT Alex. Brown and BancAmerica Robertson
     ---------
Stephens on an exclusive basis, and BT Alex. Brown and BancAmerica Robertson Stephens agree to act, as exclusive placement agents in connection with the issuance or sale of $80.0 million Borrower Securities and Holdings Securities in an aggregate principal amount which would result in gross proceeds of not less than $25.0 million on the date of issuance, in each case for cash in connection with the financing of the Recapitalization. Consistent with such appointments and subject to the last sentence of this Section 1, BT Alex. Brown and BancAmerica Robertson Stephens will act as the exclusive placement agents of GMG, the Borrower and their respective subsidiaries and affiliates with regard to each such proposed issuance pursuant to the terms of a placement agreement and related transaction documents to be entered into with respect to the issuance of each of the Borrower Securities and the Holdings Securities (each, a "Purchase Agreement"). BT Alex. Brown shall be the sole lead manager with respect to this engagement. BancAmerica Robertson Stephens shall be the sole co-manager with respect to this engagement. Each Purchase Agreement shall set forth the terms and conditions, including the discounts, commissions and fees, applicable to the respective transaction (and shall not be inconsistent with the terms of this Engagement Letter). Neither you nor GMG nor the Borrower nor any of your or their subsidiaries or affiliates shall, directly or indirectly (except through BT Alex. Brown and BancAmerica Robertson Stephens or as otherwise approved by BT Alex. Brown and BancAmerica Robertson Stephens), sell or offer to sell any equity or debt security for cash or property in connection with the financing of the Recapitalization or any related refinancings (other than (a) loans incurred under and pursuant to the Credit Facility and (b) additional equity capital provided by the New Investor Group

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

(the foregoing, collectively, the "Permitted Dispositions")) during the term of this Engagement Letter. Any such offer, sale or other disposition of any equity or debt security for cash or property (other than a Permitted Disposition) during the term of this Engagement Letter will be treated for purposes of
Section 2 as if such sale or disposition were undertaken by BT Alex. Brown and BancAmerica Robertson Stephens directly. Notwithstanding anything to the contrary contained herein or any oral representations or assurances previously or subsequently made by the parties, this Engagement Letter is not intended to be and does not constitute a commitment or obligation by BT Alex. Brown or BancAmerica Robertson Stephens to act as an underwriter or purchaser in connection with any offering or sale of securities; and no liability or obligation on the part of BT Alex. Brown or BancAmerica Robertson Stephens to proceed with or participate in an offering of securities by GMG or the Borrower shall be created or exist unless or until BT Alex. Brown and BancAmerica Robertson Stephens have executed and delivered Purchase Agreements relating to the Borrower Securities and the Holdings Securities and then only in accordance with the terms and conditions set forth therein.

2.   Fees.  As compensation for the services of BT Alex. Brown and BancAmerica
     ----
Robertson Stephens hereunder, you shall pay to BT Alex. Brown and BancAmerica Robertson Stephens the following non-refundable fees:

          (a) a placement fee of 3.0% of the gross proceeds from the issuance of the Borrower Securities and any securities related to the Borrower Securities included within the engagement described in Section 1, payable at the closing of such issuance;

          (b) a placement fee of 3.5% of the gross proceeds from the issuance of the Holdings Securities and any securities related to the Holdings Securities included within the engagement described in Section 1, payable at the closing of such issuance; and

          (c) whether or not the sales of either Borrower Securities or the Holdings Securities are consummated, all out-of-pocket expenses (other than legal expenses and travel expenses) incurred by BT Alex. Brown and BancAmerica Robertson Stephens in connection with the contemplated transactions and, in the event the sale of either the Borrower Securities or the Holdings Securities is not consummated (other than solely by reason of the default by BT Alex. Brown or BancAmerica Robertson Stephens of their respective obligations hereunder), all reasonable legal expenses (including allocated internal legal expenses) incurred by BT Alex. Brown and BancAmerica Robertson Stephens in connection with the contemplated transactions. BT Alex Brown and BancAmerica Robertson Stephens shall reimburse you for 50% of any plane rental expense incurred by you in connection with the contemplated transactions.

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

The fees set forth in clauses (a) and (b) of this Section 2 shall be paid by you to BT Alex. Brown for the benefit of BT Alex. Brown and BancAmerica Robertson Stephens. BT Alex. Brown shall retain 65% of such fees, net of expenses, for its own account and distribute 35% of such fees, net of expenses, to BancAmerica Robertson Stephens.

To the extent BT Alex. Brown and/or BancAmerica Robertson Stephens performs services other than the services specified in Section 1, you shall pay, or cause to be paid, to BT Alex. Brown and/or BancAmerica Robertson Stephens, as the case may be, additional fees and/or commissions customary under the circumstances, to be agreed upon in writing by you and BT Alex. Brown and BancAmerica Robertson Stephens in advance of the performance thereof.

     3.   Other Agreements.
          ----------------

     a.   Term.  The engagement of BT Alex. Brown and BancAmerica Robertson
          ----
     Stephens hereunder may be terminated (i) by BT Alex. Brown and BancAmerica Robertson Stephens at any time, or (ii) by you after the earliest to occur of (1) the termination of the Recapitalization Agreement in accordance with its terms, (2) issuance and sale of the Borrower Securities and the Holdings Securities contemplated by this Engagement Letter or (3) the 18 month anniversary after the consummation of the Recapitalization, by prior written notice thereof to BT Alex. Brown and BancAmerica Robertson Stephens; provided, however, that the provisions of Sections 2 (with
               --------  -------
     respect to any fees earned prior to the date of such termination) and 3 (other than clause (b)) shall survive such termination.

     b.   Information.  During the course of the term of this Engagement
          -----------
     Letter, you shall furnish BT Alex. Brown and BancAmerica Robertson Stephens with such information about GMG and the Borrower as BT Alex. Brown or BancAmerica Robertson Stephens reasonably request to be included in private placement memoranda, offering circulars or other disclosure documents ("GMG Information"). You represent and warrant to BT Alex. Brown and BancAmerica Robertson Stephens that all GMG Information included in the private placement memoranda will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading, in each case as of the date of such memoranda. You agree to advise BT Alex. Brown and BancAmerica Robertson Stephens during the period of the engagement of all developments known to you materially affecting GMG or the Borrower or their respective subsidiaries or the accuracy of GMG Information previously furnished to BT Alex. Brown and

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

     BancAmerica Robertson Stephens or prospective purchasers of Borrower Securities or the Holdings Securities. The Purchase Agreements will contain customary representations, warranties and indemnifications by the Borrower to purchasers of the Borrower Securities and by GMG to the purchasers of the Holdings Securities and will require the delivery of customary opinions by or on behalf of the Borrower and GMG to the purchasers of any Borrower Securities or the Holdings Securities, including BT Alex. Brown and BancAmerica Robertson Stephens. You acknowledge that BT Alex. Brown, BancAmerica Robertson Stephens and their respective affiliates may share with each other, any information related to you, GMG or your respective affiliates (including information relating to creditworthiness), or the Recapitalization or the financing therefor, provided that BT Alex. Brown and BancAmerica Robertson Stephens and such affiliates agree to hold any non public information confidential in accordance with their respective customary policies and to use such information solely in connection with the Recapitalization and in the transactions and financings contemplated thereby.

     c.   Indemnification.  You, on behalf of yourself, GMG and the Borrower,
          ---------------
     jointly and severally agree to indemnify BT Alex. Brown and BancAmerica Robertson Stephens and their respective affiliates and each person in control of BT Alex. Brown or BancAmerica Robertson Stephens and their respective affiliates and their respective officers, directors, employees, agents and representatives and their respective affiliates and control persons, in accordance with the Indemnity Letter dated the date hereof and attached hereto.

     d.   Other Services.  You acknowledge and agree that BT Alex. Brown and
          --------------
     BancAmerica Robertson Stephens and/or their respective affiliates may be requested to provide additional services with respect to you and/or GMG and/or the Borrower, the Recapitalization or other matters contemplated hereby. Any such services will be set out in and governed by separate agreements (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to you and BT Alex. Brown and BancAmerica Robertson Stephens (or any such affiliate). Nothing in this Engagement Letter is intended to obligate or commit BT Alex. Brown or BancAmerica Robertson Stephens or any of their respective affiliates to provide any services or financing other than as set out herein.

     e.   No Shareholder Rights.  You acknowledge and agree that BT Alex. Brown
          ---------------------
     and BancAmerica Robertson Stephens have been retained only by you and that your engagement of BT Alex. Brown and BancAmerica Robertson Stephens is not deemed to be on behalf of

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

     and is not intended to confer rights upon any shareholder, owner or partner of you or any other person not a party hereto (other than GMG and the Borrower) as against BT Alex. Brown or BancAmerica Robertson Stephens or any of their respective affiliates or the respective directors, officers, employees, agents and representatives of BT Alex. Brown or BancAmerica Robertson Stephens and their respective affiliates. Unless otherwise expressly agreed, no person or entity other than you, GMG and the Borrower is authorized to rely upon your engagement of BT Alex. Brown and BancAmerica Robertson Stephens or any statements, advice, opinions, or conduct by BT Alex. Brown or BancAmerica Robertson Stephens.

     f.   Tombstone, Etc.  Upon consummation of any of transactions contemplated
          --------------
     hereby, BT Alex. Brown and BancAmerica Robertson Stephens may place customary "tombstone" advertisements in publications of their choice at their own expense. You confirm that you, GMG and the Borrower will rely on your respective counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar expert advice.

     g.   Miscellaneous.  This Engagement Letter may be executed in two or more
          -------------
     counterparts, all of which together shall be considered a single instrument. The term "affiliate" as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. This Engagement Letter constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereto.

     h.   Successors and Assigns.  The provisions of this Engagement Letter
          ----------------------
     shall inure to the benefit of and be binding upon the successors and assignees of Fremont, Borrower, GMG, BT Alex. Brown and BancAmerica Robertson Stephens. BT Alex. Brown and BancAmerica Robertson Stephens may each transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights and obligations hereunder, but no such transfer or assignment will relieve BT Alex. Brown or BancAmerica Robertson Stephens of its obligations hereunder without your prior written consent. By your acceptance hereof, you agree to undertake the obligations described herein on your own behalf and on behalf of GMG and the Borrower, all such obligations to be joint and several, except that following the consummation of the Tender Offer and each of the transactions set

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

     forth in clauses (a) - (d) in the definition of "Transactions," all obligations of Fremont shall be solely the joint and several obligations of GMG and the Borrower, and Fremont shall be released from all such obligations.

     i.   GOVERNING LAW.  THIS ENGAGEMENT LETTER SHALL BE GOVERNED BY AND
          -------------
     CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS ENGAGEMENT LETTER OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS ENGAGEMENT LETTER OR ANY OF THE MATTERS CONTEMPLATED HEREBY.

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

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                   Very truly yours,

                                   BT ALEX. BROWN INCORPORATED


                                   By: ________________________
                                       Name: __________________
                                       Title: _________________



                                   BANCAMERICA ROBERTSON STEPHENS


                                   By: ________________________
                                       Name: __________________

                                         Title: _______________

AGREED AND ACCEPTED this
___ day of June, 1998:

FREMONT ACQUISITION COMPANY III, LLC


By:  ____________________________
     Name: ______________________
     Title: _____________________

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